Exhibit 2

AMENDED AND RESTATED

PLAN OF CONVERSION AND REORGANIZATION

OF

WBSB BANCORP, MHC

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	PROCEDURES FOR CONVERSION	6
4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	8
5.	SALE OF SUBSCRIPTION SHARES	9
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	11
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	11
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	12
12.	COMMUNITY OFFERING	12
13.	SYNDICATED COMMUNITY OFFERING	13
14.	LIMITATIONS ON PURCHASES	14
15.	PAYMENT FOR SUBSCRIPTION SHARES	15
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	16
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	17
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	17
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS	18
20.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION	20
21.	VOTING RIGHTS OF STOCKHOLDERS	21
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	21
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	21
24.	TRANSFER OF DEPOSIT ACCOUNTS	22
25.	REGISTRATION AND MARKETING	22
26.	RULINGS OR TAX OPINIONS	22
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	22
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	23
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	24
30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	24
31.	EXPENSES OF CONVERSION	24
32.	AMENDMENT OR TERMINATION OF PLAN	24
33.	CONDITIONS TO CONVERSION	25
34.	INTERPRETATION	25

i

EXHIBIT A	AGREEMENT OF MERGER BETWEEN WBSB BANCORP, MHC, AND WBSB BANCORP, INC.

EXHIBIT B	AGREEMENT OF MERGER BETWEEN WBSB BANCORP, INC. AND WESTBURY BANCORP, INC.

ii

PLAN OF CONVERSION AND REORGANIZATION OF
WBSB BANCORP, MHC

1.                                      INTRODUCTION

This Plan of Conversion and Reorganization (this “Plan”) provides for the conversion of WBSB Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization.  The Mutual Holding Company currently owns 100% of the common stock of WBSB Bancorp, Inc., a federal stock corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of Westbury Bank (the “Bank”), a federal stock savings bank that is headquartered in West Bend, Wisconsin.  A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Common Stock in the Conversion.  The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization and to raise capital in the Offering.  The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein.  The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof.  All sales of Common Stock in the Community Offering or the Syndicated Community Offering will be at the sole discretion of the Board of Directors of the Mutual Holding Company and the Holding Company.

The Conversion will have no impact on depositors, borrowers or customers of the Bank.  After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

In furtherance of the Bank’s commitment to its community, this Plan provides for the establishment of a charitable foundation as part of the Conversion. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. The Holding Company intends to donate to the Foundation shares of Common Stock and/or cash in an aggregate amount up to $1,000,000.

This Plan has been adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and will be approved by the Board of the Holding Company.  This Plan also must be approved by a majority of the total number of votes eligible to be cast by Voting Members of the Mutual Holding Company at a Special Meeting of Members to be called for that purpose. The FRB must approve this Plan before it is presented to Voting Members for their approval.

2.                                      DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder — Any Person holding a Deposit Account in the Bank.

Acting in Concert — The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate — Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range — The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.  The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.  The maximum of the Appraisal Value Range may be adjusted by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate — The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mid-Tier Holding Company, Mutual Holding Company, Holding Company, the Bank or a majority-owned subsidiary of any such party) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who lives in the same home as such Person or who is a Director or Officer of the Mid-Tier Holding Company, Mutual Holding Company, the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank — Westbury Bank, West Bend, Wisconsin.

Bank Liquidation Account — The account established in the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Code — The Internal Revenue Code of 1986, as amended.

Common Stock — The common stock, par value $0.01 per share, of the Holding Company.  The Common Stock is not insured by the FDIC.

Community — The Wisconsin counties of Washington, Milwaukee and Waukesha.

Community Offering — The offering for sale to certain members of the general public directly by the Holding Company of shares not subscribed for in the Subscription Offering.

Control — Including the terms “controlling,” “controlled by,” and “under common control with”, means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 238.

Conversion — The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Conversion Shares — The Subscription Shares and Foundation Shares.

Deposit Account — Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director — A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder — Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date — The date for determining Eligible Account Holders of the Bank, which is June 30, 2011.

Employees — All Persons who are employed by the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company.

Employee Plans — Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP — The Bank’s Employee Stock Ownership Plan and related trust.

FDIC — The Federal Deposit Insurance Corporation.

Foundation — Any new and/or existing charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that will receive Common Stock and/or cash in connection with the Offering.

Foundation Shares — Shares of Common Stock issued to the Foundation in connection with the Conversion.

FRB — The Board of Governors of the Federal Reserve System.

Holding Company — The corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion.  Shares of Common Stock will be issued in the Conversion to Participants and others in the Offering.

Independent Appraiser — The independent appraiser retained by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

Liquidation Account — The account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately prior to the Conversion.

Member — Any Person or entity who qualifies as a member of the Mutual Holding Company pursuant to its charter and bylaws.

MHC Merger — The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company — WBSB Bancorp, Inc., the federal corporation that owns 100% of the Bank’s Common Stock and any successor thereto.

Mid-Tier Merger — The merger of the Mid-Tier Holding Company with and into the Holding Company, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mutual Holding Company — WBSB Bancorp, MHC, the mutual holding company of the Mid-Tier Holding Company.

OCC — The Office of the Comptroller of the Currency, a bureau of the United States Department of Treasury.

Offering — The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering or Syndicated Community Offering, as the case may be.

Offering Range — The range of the number of shares of Common Stock offered for sale in the Offering.  The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price, adjusted for the Foundation Shares.

Officer — The president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.  The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form — Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member — Any person holding a Deposit Account with a positive balance on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant — Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, or Other Member.

Person — An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan — This Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus — The one or more documents used in offering the Subscription Shares.

Qualifying Deposit — The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Resident — Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature.  To the extent the person is a corporation or other business entity, to be a Resident, the principal place of business or headquarters must be in the Community.  To the extent a person is a personal benefit plan or trust, the circumstances of the beneficiary shall apply with respect to this definition.  In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition.  The Mutual Holding Company and Holding Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a person is a resident.  In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and Holding Company.  A Participant must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.

SEC — The Securities and Exchange Commission.

Special Meeting of Members — The special meeting of Voting Members, and any adjournments thereof, held to consider and vote upon this Plan.

Subscription Offering — The offering of Subscription Shares to Participants.

Subscription Price — The price per Subscription Share to be paid by Participants and others in the Offering.  The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares — Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder — Any Person, other than Directors and Officers of the Bank, the Mutual Holding Company and the Mid-Tier Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date — The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding FRB approval of the application for conversion.

Syndicated Community Offering — The offering of Subscription Shares, at the sole discretion of the Holding Company, following commencement of the Subscription Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Stock Benefit Plan — Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.  The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member — Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company pursuant to its charter and bylaws.

Voting Record Date — The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

3.                                      PROCEDURES FOR CONVERSION

A.                                    After approval of this Plan by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, this Plan together with all other requisite materials shall be submitted to the FRB for approval.  Notice of the adoption of this Plan by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and the submission of this Plan to the FRB for approval will, as required by applicable regulation, be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by Members.  The Mutual Holding Company, the Mid-Tier Holding Company and the Bank also will publish all required notices related to the filing with the FRB of an application for conversion and holding company application in accordance with the provisions of this Plan, and as required by applicable regulations.

B.                                    Following approval of this Plan by the FRB, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Mutual Holding Company will mail to all Voting Members, at their last known address appearing on the records of the Bank, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members.  The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares, subject to the other provisions of this Plan. Upon approval of this Plan by a majority of the total number of votes eligible to be cast by Voting Members, the Holding Company, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering.  The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C.                                    The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations.  The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank immediately prior to the closing of the Conversion.  Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and applicable federal and state regulations and policy.  Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)                                 The Mid-Tier Holding Company will establish the Holding Company as a subsidiary.

(2)                                 The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”), pursuant to the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A, whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)                                 Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company, with the Holding Company as the resulting entity (the “Mid-Tier Merger”), pursuant to the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit B, whereby the Bank will become the wholly-owned subsidiary of the Holding Company.  As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the members of the Mutual Holding Company immediately prior to the Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account.

(4)                                 Immediately after the Mid-Tier Merger, the Holding Company will offer for sale the Holding Company Common Stock in the Offering.

(5)                                 The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

D.                                    The Holding Company shall register the issuance of the Subscription Shares with the SEC and any appropriate state securities authorities.

E.                                     All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer.  The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and Mutual Holding Company.  The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company and Mutual Holding Company.

F.                                      The home office and branch offices of the Bank shall be unaffected by the Conversion.  The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company and Mid-Tier Holding Company.

4.                                      HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering.  The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company shall make timely applications to the FRB and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

In addition, the Boards of Directors of the Holding Company and the Bank intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 20.

5.                                      SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan.  The Subscription Offering may begin as early as the mailing of the Proxy Statement for the Special Meeting of Members.  The Bank will not extend credit to any Person for the purpose of purchasing shares of Common Stock.

Any Common Stock for which subscriptions have not been received in the Subscription Offering may be offered and sold in the Community Offering or Syndicated Community Offering.  The Community Offering and Syndicated Community Offering may begin at any time after commencement of or concurrent with the Subscription Offering, and the Community Offering must be completed within 45 days after completion of the Subscription Offering unless extended by the Mutual Holding Company and the Holding Company with any required regulatory approval.

Any shares of Common Stock sold in a Community Offering or Syndicated Community Offering, or in any other manner permitted by the FRB, shall be sold in a manner that will achieve the widest distribution of the Common Stock.  The Syndicated Community Offering may be conducted in addition to, or instead of, a Community Offering.  The issuance of Common Stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in the Syndicated Community Offering is consummated and only if the required minimum number of shares of Common Stock has been issued.

6.                                      PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Mutual Holding Company and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range, the number of Foundation Shares and the Subscription Price.  The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price, adjusted for the Foundation Shares.  The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the FRB, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the Common Stock.  The number of Subscription Shares issued in the Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, adjusted for the Foundation Shares.

In the event that the Subscription Price multiplied by the number of Subscription Shares to be issued in the Offering and contributed to the Foundation is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation.  Any such resolicitation shall be effected in such manner and within such time as the Holding Company and the Mutual Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company and the FRB, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares to be issued in the Offering and contributed to the Foundation multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company.  If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, extend, reopen or hold a new Offering, or take such other action as the FRB may permit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.                                      RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering.  The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment and would facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy.

8.                                      SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.            Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B.            In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed.  Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied.  If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.            Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits during the year before the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the FRB.

9.                                      SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering and contributed to the Foundation, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Offering.  Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements.  The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, Holding Company, Mid-Tier Holding Company, Bank or a majority owned subsidiary of any such entity.  Alternatively, if permitted by the FRB, the Employee Plans may purchase all or a portion of such shares in the open market.

10.                               SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.            Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B.            In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed.  Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.  If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.                               SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A.            Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 15,000 shares of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B.            In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed.  Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.                               COMMUNITY OFFERING

Shares for which subscriptions have not been received in the Subscription Offering may be offered for sale in the Community Offering through a direct community marketing program, which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities.  Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof.  In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to satisfy orders of natural persons (including trusts of natural persons) residing in the Community, and thereafter to satisfy orders of other members of the general public, so that each Person in such category of the Community Offering may receive the lesser of 100 shares or the number of shares they ordered.  In addition, orders received for shares in the Community Offering will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and Holding Company shall use their best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock.  The Mutual Holding Company and Holding Company reserve the right to reject any or all orders, in whole or in part, which are received in the Community Offering.  Any Person may purchase up to 15,000 shares of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.                               SYNDICATED COMMUNITY OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not issued in the Subscription Offering or the Community Offering, if any, in a Syndicated Community, subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company or Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Mutual Holding Company or Holding Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering.  In the Syndicated Community Offering, any Person may purchase up to 15,000 shares of Common Stock, subject to the purchase limitations specified in Section 14.  Unless otherwise allowed by the FRB, orders received for shares in a Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

Provided that the Subscription Offering has commenced, the Holding Company may commence the Syndicated Community Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

If for any reason a Syndicated Community Offering of shares of Common Stock not sold in the Subscription Offering or Community Offering if any, cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering or Community Offering or in the Syndicated Community Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range.  Such other purchase arrangements will be subject to receipt of any required approval of the FRB.

14.                               LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A.            The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 30,000 shares of Common Stock, except that the Employee Plans may subscribe for up to 10% of the Common Stock sold in the Offering and contributed to the Foundation (including shares sold in the event of an increase in the maximum of the Offering Range of 15%).

B.            The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 25% of the shares of Common Stock issued in the Offering and contributed to the Foundation.

C.            A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors of the Holding Company and Mutual Holding Company, with the receipt of any required approvals of the FRB and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan; provided, that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below.  If the Mutual Holding Company or Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Mutual Holding Company or Holding Company, resolicit certain other large subscribers.  In the event that the maximum purchase limitation is increased to 5% of the shares of Common Stock sold in the Offering, such limitation may be further increased to 9.99% of shares of Common Stock sold in the Offering; provided, that orders for Common Stock exceeding 5% of the shares of Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock issued in the Offering.  Requests to purchase additional Subscription

Shares in the event that the purchase limitation is so increased will be determined by the Boards of Directors of the Mutual Holding Company and Holding Company in their sole discretion.

In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and employees of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.                               PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering.  Subscription funds will be held in a segregated account at the Bank.

Payment for Common Stock subscribed for shall be made by check, money order or bank draft, provided that, if permitted by the FRB, in the event of a resolicitation required as a result of an increase in the purchase limitations as described in Section 14.C., personal checks may not be used for payment for Common Stock.  Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares.  Such authorized withdrawal shall be without penalty as to premature withdrawal.  If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.  Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings.  Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share.  Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.  Interest on funds received by check, money order or bank draft will be paid by the Bank at not less than the passbook rate on payments for Common Stock.  Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering.  If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest.  In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.  The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.                               MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company and Mutual Holding Company has been declared effective by the SEC, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, Mutual Holding Company, Mid-Tier Holding Company, Bank, the Common Stock and the Offering.  Each Order Form will contain, among other things, the following:

A.            A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B.            The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C.            A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D.            Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

E.             An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

F.              A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.            A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.                               UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered by the United States Postal Service, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Mutual Holding Company or Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Mutual Holding Company or Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify.  The interpretation of the Mutual Holding Company or Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the FRB.

18.                               RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Mutual Holding Company and Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside.  However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country.

19.                               ESTABLISHMENT OF LIQUIDATION ACCOUNTS

A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering.  Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.  The Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for such Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock.  A merger, consolidation or similar combination with another depository institution, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose.  In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligation under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account.  Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Account Holders.  For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date.  Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account.  If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Holding Company or the Bank.  Neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account and the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.  Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and in no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

For the three-year period following the completion of the Conversion, the Holding Company will not without prior FRB approval: (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated.  After two years from the date of conversion, the Holding Company shall, upon written request of the Federal Reserve Board, transfer the Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in the Bank Liquidation Account.  In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors.  Approval of the Plan of Conversion by the Members shall constitute approval of the transactions described therein.

20.                               ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

As part of the Conversion, the Holding Company and the Bank intend to establish the Foundation, which will qualify as an exempt organization under Section 501(c)(3) of the Code, as amended, and to donate to the Foundation cash and/or shares of Common Stock in an aggregate amount up to $1,000,000. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The funding of the Foundation with Common Stock and/or cash accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the bank over the long term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.

The board of directors of the Foundation generally will be comprised of individuals who are Officers and/or Directors of the Holding Company or the Bank, except that, for a period of five years after the organization of the Foundation, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

Establishment of the Foundation must be approved by a majority of the total number of votes eligible to be cast by Voting Members.

21.                               VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.                               RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A.            All shares of Common Stock purchased by Directors or Officers of the Holding Company Bank, Mid-Tier Holding Company and Mutual Holding Company in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the FRB, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.            The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1)                                 Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and

(2)                                 Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C.            With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)                                 Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

(2)                                 Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)                                 Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.                               REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the FRB, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC.  This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative.  The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.                               TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

25.                               REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company.  In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

26.                               RULINGS OR TAX OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, Holding Company or Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, Mid-Tier Holding Company, Holding Company or Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

27.                               STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A.            The Holding Company and Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP.  Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B.            The Holding Company and Bank are authorized to enter into employment agreements and change in control agreements with their executive officers.

C.            The Holding Company and Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations.

28.                               RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.                                   (1)                                 The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank, without the prior written approval of the OCC.  In addition, such charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote.  In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

(2)                                 For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the FRB.

B.            The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock that are beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock, be entitled or permitted to any vote with respect to any shares held in excess of the limit.  In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which prohibit cumulative voting for the election of directors and provide for staggered terms of the directors, impose certain requirements for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C.            For the purposes of this section:

(1)                                 The term “person” includes an individual, a firm, a corporation or other entity;

(2)                                 The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)                                 The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)                                 The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)1.

29.                               PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A.            The Holding Company shall comply with any applicable law or regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

B.            The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) the federal or state regulatory capital requirements.

30.                               CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date upon which the Articles of Combination (or similar documents) shall be filed with FRB with respect to the MHC Merger and the Mid-Tier Merger.  The Articles of Combination shall be filed after all requisite regulatory and depositor approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received.  The Closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the Closing.

31.                               EXPENSES OF CONVERSION

The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering and the establishment and contribution of shares to the Foundation, and such parties shall use their best efforts to assure that such expenses are reasonable.

32.                               AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the FRB or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the FRB.  Any amendment to this Plan made after approval by Voting Members with the approval of the FRB shall not require further approval by Voting Members unless otherwise required by the FRB.  The Board of Directors of the Mutual Holding Company may

terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the FRB.

By adopting this Plan, Voting Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section 31.

33.                               CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.            Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, or the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25 hereof;

B.            The issuance of the Subscription Shares offered in the Offering; and

C.            The completion of the Conversion within the time period specified in Section 3 of this Plan.

34.                               INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company shall be final, subject to the authority of the FRB.

Adopted:  January 25, 2013

EXHIBIT A

AGREEMENT OF MERGER BETWEEN

WBSB BANCORP, MHC

AND WBSB BANCORP, INC.

AGREEMENT OF MERGER BETWEEN

WBSB BANCORP, MHC

AND WBSB BANCORP, INC.

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”) dated as of                       , 2012, is made by and between WBSB Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”) and WBSB Bancorp, Inc., a federal corporation (the “Mid-Tier Holding Company”).  Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of WBSB Bancorp, MHC (the “Plan”), unless otherwise defined herein.

R E C I T A L S:

1.                                      The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of Westbury Bank, a federal stock savings bank (the “Bank”).

2.                                      The Mutual Holding Company is a federal mutual holding company that owns 100% of the common stock of the Mid-Tier Holding Company.

3.                                      At least two-thirds of the members of the boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this MHC Merger Agreement whereby the Mutual Holding Company shall merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “MHC Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.                                      Merger.  At and on the Effective Date of the MHC Merger, the Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will automatically, without further action, constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

2.                                      Effective Date.  The MHC Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “FRB”) after approval by at least (i) two-thirds of the outstanding common stock of the Mid-Tier Holding Company and (ii) a majority of the votes eligible to be cast by Voting Members, and the Articles of Combination shall have been filed with the FRB with respect to the MHC Merger.  Approval of the Plan by the Voting Members shall constitute approval of the MHC Merger Agreement by the Voting Members.  Approval of the Plan by the sole stockholder of the Mid-Tier Holding Company shall constitute approval of the MHC Merger Agreement by such stockholder.

3.                                      Name.  The name of the Resulting Corporation shall be WBSB Bancorp, Inc.

4.                                      Offices.  The main office of the Resulting Corporation shall be 200 South Main Street, West Bend, Wisconsin 53095.

5.                                      Directors and Officers.  The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.                                      Rights and Duties of the Resulting Corporation.  At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation.  The business of the Resulting Corporation shall be that of a Federally-chartered corporation as provided in its Charter.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer.  The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company.  The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the MHC Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company.  The stockholders of the Mid-Tier Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation.  All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Mutual Holding Company shall be preserved and shall not be released or impaired.

7.                                      Rights of Stockholders.  At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their interests in the Mutual Holding Company.

8.                                      Other Terms.  The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

A-2

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

WBSB Bancorp, Inc.

ATTEST:

By:
Nancie P. Heaps, Secretary		Raymond F. Lipman
President and Chief Executive Officer

WBSB Bancorp, MHC

ATTEST:

By:
Nancie P. Heaps, Secretary		Raymond F. Lipman
President and Chief Executive Officer

A-3

EXHIBIT B

AGREEMENT OF MERGER BETWEEN

WBSB BANCORP, INC. AND

WESTBURY BANCORP, INC.

AGREEMENT OF MERGER BETWEEN

WBSB BANCORP, INC. AND

WESTBURY BANCORP, INC.

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”), dated as of                               , 2012, is made by and between WBSB Bancorp, Inc., a federal corporation (the “Mid-Tier Holding Company”) and Westbury Bancorp, Inc., a Maryland corporation (the “Holding Company”).  Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of WBSB Bancorp, MHC (the “Plan”) unless otherwise defined herein.

R E C I T A L S:

1.                                      The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of Westbury Bank, a federal stock savings bank (the “Bank”).

2.                                      The Holding Company has been organized as the wholly-owned subsidiary of the Mid-Tier Holding Company to succeed to the operations of the Mid-Tier Holding Company at the Effective Date of the Mid-Tier Merger, as such tem is defined below.

3.                                      At least two-thirds of the members of the boards of directors of the Mid-Tier Holding Company and the Holding Company have approved this Mid-Tier Merger Agreement whereby the Mid-Tier Holding Company will be merged with the Holding Company with the Holding Company as the resulting corporation (the “Mid-Tier Merger”), and authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.                                      Merger.  At and on the Effective Date of the Mid-Tier Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly-owned subsidiary of the Holding Company.  As part of the Mid-Tier Merger, the members of WBSB Bancorp, MHC (the “MHC”) who constructively received liquidation interests in the Mid-Tier Holding Company will exchange those liquidation interests automatically, without further action, for an interest in the Liquidation Account.

2.                                      Effective Date.  The Mid-Tier Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “FRB”) after (i) approval by at least two-thirds of the outstanding common stock of the Mid-Tier Holding Company, (ii) approval by at least a majority of the votes eligible to be cast by the Voting Members, and (iii) the filing of the Articles of Combination with the FRB and filing of the articles of merger with the [Secretary of State of the Holding Company’s state of incorporation] with respect to the Mid-Tier Merger.  Approval of the Plan by the Voting Members shall constitute approval of the Mid-Tier Merger Agreement by the Voting Members in their capacity as members of the MHC.

3.                                      Name.  The name of the Resulting Corporation shall be Westbury Bancorp, Inc.

4.                                      Offices.  The main office of the Resulting Corporation shall be 200 South Main Street, West Bend, Wisconsin 53095.

5.                                      Directors and Officers.  The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.                                      Rights and Duties of the Resulting Corporation.  At the Effective Date, the Mid-Tier Holding Company shall merge with the Holding Company, with the Holding Company as the Resulting Corporation.  The business of the Resulting Corporation shall be that of a Maryland corporation as provided in its Articles of Incorporation.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Mid-Tier Merger without any deed or other document of transfer.  The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Holding Company.  The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Holding Company.  The stockholders of the Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation.  All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Holding Company shall be preserved and shall not be released or impaired.

7.                                      Rights of Stockholders.  At the Effective Date, the members of the MHC will automatically exchange their liquidation interests in the Mid-Tier Holding Company that they received in the MHC Merger for an interest in the Liquidation Account.

8.                                      Other Terms.  The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

B-2

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

WBSB Bancorp, Inc.

ATTEST:

By:
Nancie P. Heaps, Secretary		Raymond F. Lipman
President and Chief Executive Officer

Westbury Bancorp, Inc.

ATTEST:

By:
Nancie P. Heaps, Secretary		Raymond F. Lipman
President and Chief Executive Officer

B-3